Exhibit 16.1

July 21, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Select-TV Solutions, Inc. (Formerly Sedition Film Inc. (the “Company”)). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated July 21st, 2014 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, ZBS Group LLP.

ZBS Group LLP

Plainview, New York